Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE:

CASI PHARMACEUTICALS REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

ROCKVILLE, Md. (August 14, 2015) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a commercial focus on China, today reported financial results for the three and six months ended June 30, 2015.

CASI reported a net loss for the second quarter of 2015 of ($2.1 million), or ($0.06) per share. This compares with a net loss of ($1.6 million), or ($0.06) per share, for the same period last year. For the first six months of 2015 the net loss was ($3.9 million), or ($0.12) per share, compared with a net loss of ($3.1 million), or ($0.11) per share, for the first six months of 2014.

As of June 30, 2015, CASI had cash and cash equivalents of approximately $8.0 million.

Sara B. Capitelli, CASI’s Vice President, Finance, commented on the second quarter results, “Our second quarter 2015 financial results were in line with expectations. Research and development expenses increased compared with the previous year primarily due to higher clinical trial costs associated with our food effect study of ENMD-2076 in healthy human subjects, an increase in patient enrollment on other clinical trials, as well as increased costs associated with our research and development operations in China during 2015. General and administrative expenses for the second quarter of 2015 decreased compared with the previous year, reflecting lower non-cash stock-based compensation expense, partially offset by an increase in foreign patent related costs. As we continue to execute our clinical development plan, we expect operating expenses to accordingly increase in 2015.”

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, stated, “We continue to make progress with our pipeline, including moving forward with our plans to initiate a Phase 2 clinical trial in the U.S. for ENMD-2076 in patients with Fibrolamellar Carcinoma (FLC), and to complete our import drug regulatory submissions for ZEVALIN® and MARQIBO® in China and Taiwan, as well as to finalize our distribution and supply arrangements in those territories. As reported earlier, ZEVALIN® is now available to patients in Hong Kong. We remain deeply committed to aggressively pursuing our clinical development milestones, commercialization of products and business development opportunities.”

About CASI Pharmaceuticals, Inc.

CASI is a biopharmaceutical company dedicated to the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a commercial focus on China. CASI’s product pipeline includes exclusive rights to ZEVALIN® (ibritumomab tiuxetan), MARQIBO® (vinCRIStine sulfate LIPOSOME injection) and Captisol-EnabledTM (propylene glycol-free) melphalan (CE melphalan) for greater China (including Taiwan, Hong Kong and Macau). CASI’s development pipeline also includes its proprietary drug candidate ENMD-2076, a selective angiogenic kinase inhibitor currently in multiple Phase 2 oncology studies, and 2ME2 (2-methoxyestradial) currently under reformulation development. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility in the market price of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); risks relating to interests of our largest stockholders that differ from our other stockholders; and the risk of substantial dilution of existing stockholders in future stock issuances. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

ZEVALIN® and MARQIBO® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates. Captisol-Enabled™ is the trademark property of its owner.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Torrey Hills Capital Jim Macdonald 858.456.7300 jmacdonald@torreyhillscapital.com

(Financial Table Attached)

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CASI PHARMACEUTICALS, INC.
 SUMMARY OF OPERATING RESULTS

Three Months Ended
 June 30,

	2015	2014

Total revenues	$23,994	$-
Research and development	$1,223,274	$724,493
General and administrative	$857,623	$891,917
Net loss	$(2,095,467)	$(1,616,281)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.06)	$(0.06)
Weighted average number of shares outstanding (basic and diluted)	32,445,811	27,040,429

Cash and cash equivalents	$7,953,821	$13,079,745

Six Months Ended
June 30,

	2015	2014

Total revenues	$47,712	$-
Research and development	$2,088,311	$1,284,467
General and administrative	$1,785,114	$1,783,292
Net loss	$(3,898,820)	$(3,067,246)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.12)	$(0.11)
Weighted average number of shares outstanding (basic and diluted)	32,445,811	27,040,429

Cash and cash equivalents	$7,953,821	$13,079,745

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